BLUE CROSS AND BLUE SHIELD OF FLORIDA, INC.

PREFERRED PATIENT CARE

PARTICIPATION AGREEMENT

THIS PREFERRED PATIENT CARE PARTICIPATION AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into by and between the parties described in Section 1 of this Agreement.

WHEREAS, BCBSF is operating as an insurance company in the State of Florida in accordance with applicable Laws; and

WHEREAS, Provider (as described below) is willing to provide services to Insureds of BCBSF in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree to the following:

1.	PARTIES. The parties to this Agreement are:

Blue Cross and Blue Shield of Florida, Inc.

Corporate Offices at

4800 Deerwood Campus Parkway

Jacksonville, Florida 32246,

Florida non-profit corporation, hereinafter referred to as “BCBSF”, and

Certified Diabetic Supplies

3030 Horseshoe Drive S, #200

Naples, FL 34104

a Florida, hereinafter referred to as “Provider”.

2.	DEFINITIONS If, and as, used in this Agreement and any amendments hereto, the following terms shall have the meanings set forth below unless otherwise specifically provided:

A.

Benefits Agreement means a BCBSF Preferred Patient Caresm agreement, and other Preferred Provider Organization agreements entered into or administered by BCBSF which, by its terms, provides for the payment to providers for health care services rendered to individuals eligible and entitled to receive benefits pursuant to such agreement(s).

B.	Copayment, Coinsurance and/or Deductible means the amount(s) of money required under a Benefits Agreement to be paid directly by the Insured to any medical provider who provides services or supplies to such Insured.

C.	Covered Services means the benefits described and set forth in an applicable Benefits Agreement, including any endorsements and riders thereto, provided that the Insured is entitled to receive such benefits.

D.	Emergency means the sudden and unexpected onset of an illness or injury which requires the immediate care and attention of a qualified physician and which, if not treated immediately, would seriously jeopardize or impair the health of the Member, as determined by the Medical Director; or, if different from the foregoing, the meaning that such term would be required to have under applicable provisions of Florida and/or federal Law.

E.	BCBSF Affiliate means any entity that is affiliated with BCBSF by or through common ownership or control. (BCBSF shall provide Provider with a current list of all such BCBSF Affiliates upon written request.)

F.	physician means any individual who is licensed by the state in which Covered Services are provided by such individual to an Insured, as a Doctor of Medicine, Doctor of Osteopathy, Doctor of Podiatry, or Doctor of Chiropractic.

G.	provider means any other person or entity from whom an Insured is entitled to obtain Covered Services.

H.	Insured and Insureds means each individual eligible for coverage and entitled to receive services under a Benefits Agreement.

I.	Law or Laws means any and all present or future federal, state, and local Laws (including common Law), statutes, ordinances, rules (including, without limitation, the rules promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 by the Secretary of the Department of Health and Human Services pertaining to the security and privacy of certain health information), regulations, orders, decrees, or requirements of any and all governmental or quasi-governmental authorities having jurisdiction over any aspect of the execution, delivery, or performance of this Agreement and shall specifically include opinions issued by the Florida Department of Insurance.

J.	Medically Necessary or Medical Necessity means, for coverage and payment purposes only, the definition of such term as set forth in the applicable Benefits Agreement, subject to any applicable Law. If no definition is set forth in such Benefits Agreement, the term means, subject to applicable Law, that a health care service is required for the identification, treatment, or management of a condition, and is, in the opinion of BCBSF:

(i)	consistent with the symptom(s), diagnosis, and treatment of the Insured(s) condition;

(ii)	widely accepted by Provider’s peer group as efficacious and reasonably safe based upon scientific evidence;

(iii)	universally accepted in clinical use such that omission of the service or supply in the applicable circumstances raises questions regarding the accuracy of diagnosis or the appropriateness of the treatment;

(iv)	not experimental or investigational, as defined in the applicable Benefits Agreement (or, if not so defined, as determined by BCBSF);

(v)	not for cosmetic purposes;

(vi)	not primarily for the convenience of the Insured, the Insured’s family, Provider, or other provider; and

(vii)	the most appropriate level of service, care or supply which can safely be provided to the Insured. When applied to inpatient care, Medically Necessary further means that the services cannot be safely provided to the Insured in an alternative setting.

3.	TERM AND TERMINATION

A.	This Agreement shall become effective as of the Effective Date appearing on the signature page hereof, and shall continue in effect until the date shown on such signature page as the Initial Anniversary Date. Thereafter, this Agreement shall continue in effect from year to year from such Initial Anniversary Date unless terminated by the mutual written agreement of the parties. Notwithstanding the foregoing, either party may terminate this Agreement at any time by giving at least ninety (90) days prior written notice of such termination to the other party.

B.	BCBSF or Provider may terminate this Agreement immediately at any time if the other party fails to have all applicable licenses or the full amount of insurance coverage required under the provisions of Section 9 (“Insurance”) below; or, if the other party fails to meet any obligations under applicable state and local Laws pertaining to the operation of BCBSF or Provider. In addition, either party may terminate this Agreement immediately at any time for cause. For purposes of this Agreement, “cause” shall include a material breach of an obligation to be performed hereunder and shall include in any event a breach of any of the obligations set forth in Section S.B. of this Agreement, or a conviction of a felony by a party or any individual affiliated with Provider who provides or arranges the provision of services to Insureds; the insolvency of Provider; and/or the filing of any petition for receivership or bankruptcy proceedings by or against Provider. Further, BCBSF may terminate this Agreement immediately at any time if BCBSF determines that Insured, physician, or provider dissatisfaction exists with respect to services provided by Provider. Termination shall have no effect upon the rights and obligations of the parties arising out of any transactions occurring prior to the effective date of such termination. Upon the written request of BCBSF, Provider will continue to treat Insureds of BCBSF who began a course of treatment prior to such termination, subject to all of the terms and provisions of this Agreement, until such course of treatment has been completed or arrangements satisfactory to BCBSF and such Insured have been made to have such treatment provided by another provider.

4.	INDEPENDENT RELATIONSHIP

A.	Notwithstanding the provisions of Section 11 (“Cooperation With BCBSF”) or any other provisions hereof, in the performance of the obligations of this Agreement each party is at all times acting and performing as an independent contractor with respect to the other party, and no party shall have or exercise any control or direction over the method by which the other party shall perform such work or render or perform such services and functions. It is further expressly agreed that no work, act, commission or omission of any party (or any of its agents, servants or employees) pursuant to the terms and conditions of this Agreement shall be construed to make or render such party (or any of its agents, servants or employees) an agent, servant, representative, or employee of, or joint venturer with, such other party.

B.	Provider hereby expressly acknowledges its understanding that this Agreement constitutes a contract between Provider and BCBSF, that BCBSF is an independent corporation operating under a license with the Blue Cross and Blue Shield Association (the “Association”), an association of independent Blue Cross and Blue Shield Plans, permitting BCBSF to use the Blue Cross and/or Blue Shield Service Mark in the State of Florida, and that BCBSF is not contracting as the agent of the Association. Provider further acknowledges and agrees that it has not entered into this Agreement based upon representations by any person other than BCBSF and that no person, entity, or organization other than BCBSF shall be held accountable or liable to Provider for any of BCBSF’s obligations to Provider created under this Agreement. This paragraph shall not create any additional obligations whatsoever on the part of BCBSF other than those obligations created under other provisions of this Agreement.

5.	PROVIDER SERVICES

A.	Provider will make available to BCBSF, for the use and benefit of Insureds, those Covered Services that are normally provided by Provider and may be requested by or on behalf of such Insureds, and that are set forth in Attachment “A”, as it may periodically be amended. Such Covered Services are to be provided in accordance with accepted professional practices and standards and (except in cases of Emergency) with the informed consent of such Insureds. In addition, such Covered Services are to be provided by qualified professional health personnel. BCBSF and Provider may mutually agree in writing either to increase or decrease the Covered Services made available hereunder. Provider shall not discriminate against Insureds in any manner vis-a-vis other patients served by Provider.

B.	Provider represents and agrees:

(1)	That it has, and will during each term of this Agreement maintain in full force and effect, all licenses, permits, certifications, (including, if Provider provides Covered Services to Insureds who are Medicare beneficiaries, certification from the U.S. Department of Health and Human Services as a provider under the Medicare program), and other regulatory approvals required under federal and/or state Law in connection with providing the Covered Services contemplated by this Agreement.

(2)	That it is accredited/certified by such organizations, or entities, if any, that are set forth and described in Exhibit “1” to this Agreement.

(3)	That all personnel who are used by Provider, directly or indirectly, to provide Covered Services to Insureds are competent to do so; that all such personnel possess any and all licenses, permits, certifications and regulatory approvals required by Law in connection with providing such Covered Services; that all such personnel will perform only those services which they are legally authorized and permitted to perform; and that Provider will and all such personnel will be required to perform their duties hereunder in accordance with all applicable local, state and federal requirements, as well as such national, state and county standards of professional ethics and practice as may be applicable.

(4)	That Provider will promptly notify BCBSF of the loss of, or any limitation with respect to, any such license, permit, certification, or regulatory approval.

(5)	That any and all facilities, equipment, goods and supplies (including, if applicable, vehicles) used by Provider to provide’ Covered Services to Insureds will be available, properly serviced and maintained, and otherwise appropriate for providing any Covered Services to Insureds pursuant to this Agreement.

(6)	That it will inform any physicians and other health care professionals who do or may provide services to Insureds hereunder of the existence of this Agreement and of any provisions herein that are applicable to them.

(7)	That services will be provided by Provider pursuant to this Agreement only at the locations set forth on Attachment “B” unless the parties otherwise agree in writing.

(8)	That Provider will provide to BCBSF at Provider’s expense, such data, information and reports concerning utilization of services by Providers and other management information pertaining to services provided pursuant to this Agreement, as BCBSF may request during and after the term of this Agreement.

6.	COMPENSATION

A.	BCBSF agrees to pay to Provider, for those Medically Necessary Covered Services described and set forth in said Attachment “A” and provided pursuant to this Agreement to an Insured, the lower of actual charges billed by Provider for such services or the rates set forth in the applicable BCBSF Preferred Patient Care Fee Schedule (“Fee Schedule”) that is in effect on the date(s) such services were provided. BCBSF will review said rates at least annually, and may make reasonable adjustments to said rates at any time, upon at least thirty (30) days prior notification to Provider. BCBSF shall make current rates for services, as set forth in the current Fee Schedule, available to Provider at any time upon reasonable written request. Any Deductibles, charges for non-Covered Services, Coinsurance, and/or Copayment amounts, being liabilities of the Insured in accordance with the terms of the Benefits Agreement applicable to the Insured, may be deducted by BCBSF from the rates set forth in said Fee Schedule, and payment to Provider will be adjusted accordingly. BCBSF shall exercise its best efforts to pay to Provider all undisputed bills rendered to BCBSF in accordance with Section 8 below (“Billings”) within thirty (30) days after such bills have been received. Provider agrees to be responsible for collecting any applicable Deductibles, Coinsurance and Copayment amounts required for Covered Services directly from the Insureds, and shall not waive, discount or rebate any such Deductibles, Coinsurance, and/or Copayment amounts without the prior written consent of BCBSF.

B.	In the event of any overpayment, duplicate payment, or other payment of an amount in excess of that to which Provider is entitled, BCBSF may, in addition to any other remedy, recover the same by way of offsetting the amounts overpaid against current and future amounts due to Provider and/or seeking an immediate refund of the amount in controversy from the Provider.

7.	INSURED IDENTIFICATION

BCBSF shall furnish to its Insureds identification cards which, except in an Emergency, must be presented to a Provider and/or to Provider, as the case may be, at the time Covered Services are rendered. However, such identification cards in no way create, or serve to verify, eligibility to receive Covered Services under this Agreement. Upon request by Provider, BCBSF shall provide available information concerning an Insured’s eligibility to receive Covered Services under this Agreement. Such information shall not be deemed to be a promise or guarantee of payment by BCBSF under this Agreement.

8.	BILLING

As a condition to receipt of payment, Provider shall submit to BCBSF, for all Covered Services rendered to Insured(s) in accordance with the terms of this Agreement, complete, accurate and itemized billings. Said billings shall include identifying patient information and itemized records of such services and charges, in form and content that are acceptable to BCBSF and as may be required by applicable Laws or regulations. If and to the extent authorized by BCBSF, claims may be submitted by electronic transmission. Notwithstanding any other provisions of this Agreement, such billings must be submitted to said Provider or to BCBSF, as the case may be, within ninety (90) days of the date such services were provided in order for Provider to be entitled to payment for such services provided pursuant to this Agreement

9.	INSURANCE

Each party to this Agreement, at its sole cost and expense, shall procure and maintain such policies of general liability and professional liability insurance and other insurance as shall be adequate to insure such party and its employees against any claim or claims for damages arising by reason of personal injuries or death occasioned directly or indirectly in connection with the performance of services and activities by such party, and the use of any facilities, equipment or supplies provided by such party, in connection with this Agreement. Each of such policies shall be in form and amounts acceptable to the other party. Each party shall furnish the other party reasonable proof of such adequate insurance as shall be requested upon execution of this Agreement and/or at any reasonable time thereafter, and shall notify the other in writing at least thirty (30) days prior to the termination or any reduction of such coverage. The failure to give such notice, and/or the absence of such coverage, are additional grounds for immediate termination of this Agreement.

10.	LISTING, ADVERTISING AND PROMOTION

Provider agrees that BCBSF may, but shall not be required to, identify Provider as a provider of services to BCBSF Insureds and specifically agrees that BCBSF may, but shall not be required to, advertise, publicize, and otherwise promote its relationship with Provider to potential and existing Insureds and Providers in accordance with BCBSF’s marketing program. BCBSF may, but shall not be required to, list the name, address, telephone number of Provider, and a description of its facilities and services, in BCBSF’s directories or other lists of providers of services. BCBSF and Provider further agree that, except as provided in the foregoing sentence, the name, symbols, trademarks, trade names, and service marks of each party, whether presently existing or hereafter established, are proprietary; and each party reserves to itself the right to the use and control thereof. In addition, except as provided in the first sentence hereof, neither party shall use the other party’s name, symbols, trademarks or service marks in advertising or promotional materials or otherwise without the prior written consent of that party and shall cease any such usage immediately upon written notice of the party or upon termination of this Agreement, whichever is sooner.

11.	COOPERATION WITH BCBSF

A.	Cooperation with BCBSF. Provider agrees to cooperate with BCBSF fully in connection with the conducting by BCBSF of its regular audit activities, credentialing activities, peer review activities, utilization management programs, quality assurance programs, and discharge planning activities. In connection therewith, Provider will allow employees, agents, and/or independent contractors retained by BCBSF for the performance of such activities, access to Insureds, and/or to records pertaining to such Insureds at reasonable times, consistent with applicable Florida Law, and, if applicable, consistent with reasonable previously established policies of Provider concerning patient safety and welfare. Provider will comply with all reasonable requirements and policies of BCBSF used in administering such activities and/or programs, and further shall comply with administrative policies and procedures that are used by BCBSF in conducting its business operations.

B.	Coordination of Defense of Claims. Provider and BCBSF agree to make all reasonable efforts, consistent with advice of counsel and the requirements of applicable insurance policies and carriers, to coordinate the defense of all claims in which the other is either a named defendant or has a substantial possibility of being named.

12.	MAINTENANCE AND INSPECTION OF RECORDS; CONFIDENTIALITY

A.	Provider agrees to maintain adequate business and medical records in English relating to the provision of Covered Services to Insureds during the entire term of this Agreement and for a period of at least eight (8) years thereafter.

B.	Provider and BCBSF agree that all Insured medical records shall be treated as confidential so as to comply with all state and federal Laws regarding the confidentiality of patient records. However, BCBSF and any BCBSF Affiliate, subject to applicable Laws, shall have access to, and shall have the right upon request to inspect and, at its own expense, copy, at all reasonable times, any accounting, administrative, and medical records maintained by Provider pertaining to BCBSF, to Covered Services provided to Insureds, and to Provider’s participation hereunder.

C.	This section shall not be interpreted to place any obligation on Provider that would cause Provider to act or otherwise be in violation of applicable state or federal Law.

13.	INSURED NON-LIABILITY FOR PAYMENT

A.

Provider hereby agrees that in no event shall Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against any Insured or persons other than BCBSF for services provided pursuant to this Agreement. This provision shall not prohibit collection of any Deductibles, Coinsurance amounts, Copayments, or charges for non-Covered Services under the terms of the applicable Benefits Agreement. It is further agreed that BCBSF is entitled to treat individuals covered through sister Blue Cross and/or Blue Shield Plans (i.e. each Plan an independent corporation operating under a license or sub-license with the Blue Cross and Blue Shield Association) as Insureds under this Agreement, provided that this expansion of the ability to offer discounts and the other advantages available to Insureds under this Agreement shall be limited to such individuals covered through sister Blue Cross and/or Blue Shield Plans. Provider further agrees that sister Blue Cross and/or Blue Shield Plans may also identify Provider as a Preferred Patient Care network provider as otherwise allowed BCBSF under Section 10 of this Agreement. The definitions of “Insureds” and “Benefits Agreement” under Section 2 to this Agreement are hereby modified to be consistent with this expansion of the ability to offer discounts, and the other advantages of this Agreement, to individuals covered by sister Blue Cross and/or Blue Shield Plans as set out in this paragraph, and Provider specifically agrees to accept as full payment the amount established by BLUE CROSS AND BLUE SHIELD as determined in accordance with Section 6 and other applicable provisions of this Agreement, less applicable deductible and co-insurance required under such benefits agreement of such Insured covered by a sister Blue Cross and/or Blue Shield Plan.

B.	Provider further agrees that (1) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of BCBSF Insureds and that (2) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Provider and any Insured or persons acting on their behalf.

14.	COORDINATION OF BENEFITS

In any case where an Insured is entitled to payment from some third party for health services provided by Provider hereunder, BCBSF will pay Provider for Covered Services in accordance with the provisions of this Agreement set forth above that were not paid by such third party, provided that Provider is in compliance with all other terms of this Agreement. Further, such BCBSF payment to Provider shall not be made to the extent that such payment, when added to all other payments made to Provider for such services, exceeds 100% of the amount agreed to be paid to Provider by BCBSF under this Agreement, which amount shall be deemed “100 percent of the total reasonable expenses actually incurred of the type of expense within the benefits described in the policies and presented to the insurer for payment,” as that phrase is used in the Florida Insurance Code, Section 627.4235, as amended (sometimes known and referred to as “the C.O.B. rules”). This provision is subject to applicable federal and/or Florida Law concerning coordination of health insurance benefits, including said Florida Insurance Code, Section 627.4235, as amended, and shall be modified to the extent necessary to enable the parties to comply with such Law. Provider shall make a good faith effort to obtain information that may be helpful to BCBSF in coordinating such benefits, shall otherwise assist BCBSF in such coordination of benefits, and shall promptly refund any overpayments made by BCBSF to Provider pursuant to the foregoing provisions.

15.	DISPUTE RESOLUTION; ARBITRATION.

Both parties agree to meet and confer in good faith to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof; provided, however, that the foregoing shall in no way be construed in a manner that would modify or limit the rights and obligations of the parties under Section 3 above with respect to termination of this Agreement. Unless otherwise prohibited by Law, any such controversy or claim which cannot be so resolved shall be submitted to binding arbitration. Unless the parties agree in writing to modify the procedure for such arbitration, the following procedure shall be followed: Arbitration may be initiated by either party making a written demand for arbitration on the other party within a reasonable time from the date the claim, dispute, or controversy arose, but in no event later than the date legal proceedings would be barred by the applicable statute of limitations. The party making such demand shall designate a competent and disinterested arbitrator in such written demand. Within thirty (30) days of that demand, the other party shall designate a competent and disinterested arbitrator and give written notice of such designation to the party making the initial demand for arbitration. Within thirty (30) days after such notices have been given, the two arbitrators so designated shall select a third competent and disinterested arbitrator and give notice of the selection to both parties. If the two arbitrators designated by the parties are unable to agree on a third arbitrator within thirty (30) days, then upon request of either party such third arbitrator shall be selected by a Circuit Judge in the county in which arbitration is pending. The arbitrators shall then hear and determine the question or questions in dispute, and the decision in writing of any two arbitrators shall be binding upon the parties. The arbitration shall be held in the State of Florida at a location to be designated by the party not making the initial demand for arbitration. Unless the parties otherwise agree, the arbitration shall be conducted in accordance with the rules governing procedure and admission of evidence in the courts of the State of Florida. Each party shall pay its chosen arbitrator and shall bear equally the expense of the third arbitrator and all other expenses of the arbitration, provided that attorney’s fees and expert witness fees are not deemed to be expenses of arbitration but are to be borne by the party incurring them. Except as otherwise provided in this Agreement, arbitration shall be governed by the provisions of the Florida Arbitration Code.

16.	ASSIGNMENT AND DELEGATION.

either party may assign any rights or delegate any duties or obligations under this Agreement, or transfer all or any portion of this Agreement in any manner, without the express written approval of a duly authorized representative of the other party, and any such attempted assignment, delegation, or transfer in violation of this provision shall be void; provided, however, that BCBSF expressly reserves the right to assign any and all of its rights, and to delegate any and all of its duties and obligations hereunder, and to in any manner transfer all or any portion of this Agreement, to a BCBSF Affiliate, provided that BCBSF shall notify Provider of any such assignment, delegation, or transfer in writing at least thirty (30) days prior thereto.

17.	SUBCONTRACTING OF SERVICES

A.	Provider shall not subcontract this Agreement or any portion of it without the prior written consent of BCBSF if the subcontract in any manner pertains to patient care that Insureds are to receive hereunder.

B.	In addition to the obligations set forth in subparagraph A. above, if Provider enters into a subcontract arrangement for the provisions of all or a portion of any Covered Services to Insureds, Provider will promptly notify BCBSF of the existence and nature of such subcontract. Upon the termination of this Agreement, Provider will promptly notify each of its subcontractors, if any, of such termination, and shall require each such subcontractor to perform all obligations undertaken by such subcontractor pursuant to its subcontract that survive the termination of this Agreement. In any event, Provider will remain fully responsible for the provision of Covered Services to Insureds pursuant to any such subcontract.

18.	COMPLIANCE WITH REQUIREMENTS APPLICABLE UNDER CERTAIN STATE AND FEDERAL LAWS.

18.1

Federal Employees Health Benefits Program (“FEHBP”). BCBSF and Provider acknowledge that it is their mutual intent that this Agreement meet any and all requirements of applicable Laws, including without limitation applicable requirements under the Federal Employees Health Benefits Program and the Standard Contract (the “FEHBP Contract’) entered into between BCBSF (as the “FEHBP Contractor”) and the United States Office of Personnel Management

(“OPM”) in connection with said FEHBP. Accordingly, without limiting the generality of the foregoing, and in addition to any other provisions of this Agreement, including those set forth in Section 3 with respect to termination, the parties agree that:

(i)	Provider will cooperate with BCBSF fully to arrange for transitional care for Insureds for a period of up to ninety (90) days in the event the FEHBP Contract or this Agreement terminates. Provider will promptly transfer all medical records for Insureds to the new provider designated by the Insured (or by BCBSF on behalf of the Insured) during or prior to the end of such ninety (90) day period, and will provide all information necessary for BCBSF to conduct its quality assurance programs that pertain to such Insured; and

(ii)	Provider will permit BCBSF and any Insured to have access to and review medical records pertaining to such Insured, and to copy such medical records (at the expense of BCBSF or such Insured). The Insured shall have the right to request such medical record be changed or to prepare a letter that will be included with such medical record; and

(iii)	Any other provisions of the FEHBP and/or the Standard Contract, as either may be amended from time to time, will be deemed to be incorporated by reference and made a part of this Agreement to the extent that such provisions are applicable to the operation and enforcement of this Agreement.

18.2	HIPAA-AS and Privacy Requirements. If Provider qualifies as a business associate as defined in 45 CFR sec. 160.103 (the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 “HIPAA-AS”) of BCBSF, Provider agrees to perform its responsibilities hereunder so that it complies with the requirements of HIPAA-AS then in effect and as applicable to Provider. Further, Provider specifically agrees to the following requirements:

(i)	Provider shall not use or further disclose individually identifiable health or financial information (as individually identifiable health information is defined in 45 CFR Sec. 164.50l and as financial information is defined pursuant to Section 626.9651, Florida Statutes) other than as permitted by this Agreement or as required by Law;

(ii)	Provider shall use appropriate safeguards to prevent unauthorized uses or disclosures, reporting to BCBSF any known use or disclosure of individually identifiable health information not provided for by this Agreement;

(iii)	Provider shall ensure that its agents, contractors, representatives and business associates agree to these same requirements;

(iv)	Provider shall make individually identifiable health information (solely that portion that relates to that subject of the information) available for inspection and amendment by the subject thereof in accordance with the HIPAA-AS privacy rules;

(v)	Provider shall make individually identifiable health information (solely that portion that relates to that subject of the information) available to BCBSF in accordance with the HIPAA-AS privacy rules;

(vi)	Provider shall make an accounting of disclosures, other than disclosures for treatment, payment, and/or health care operations, relevant to individually identifiable health information available to individuals or BCBSF upon request in accordance with the HIPAAAS privacy rules;

(vii)	Provider shall make available, upon request by BCBSF or the U.S. Department of Health and Human Services or other applicable Federal or State regulatory body, such information as is requested or required by the U.S. Department of Health and Human Services or other applicable Federal or State regulatory body;

(viii)	Subject to the provisions of Section 12 of this Agreement (“Maintenance and Access to Records: Confidentiality”), Provider shall return or destroy, to the maximum extent possible, all individually identifiable health information upon termination of the contract; in any event, the above noted obligations (with respect to any information not returned or destroyed) shall survive termination of the contract;

(ix)	Provider and BCBSF specifically acknowledge that a breach of the terms of this section shall be considered a material breach; and

(x)	No person or entity shall be deemed to be a third party beneficiary of this section.

18.3	Right to Cure; Survival.

In the event of a material breach of any of the obligations of a party under this Section 18 the non-breaching party shall, in addition to any other remedies that may be available by Law, have the right to take appropriate action to cure any such breach, including the right to seek and obtain any injunctive relief that may be available to such non-breaching party in a court of lawful jurisdiction. The provisions of this Section 18 shall survive the termination or expiration of this Agreement.

19.	GENERAL PROVISIONS:

A.

Amendment. This Agreement or any part of it may be amended at any time during the term of the Agreement by mutual consent in writing of duly authorized representatives of the parties. Provided, however, that any change (including any addition and/or deletion) to any provision or provisions of this Agreement. that is required by duly enacted federal or Florida legislation, or by a regulation or rule finally issued by a regulatory agency pursuant to such legislation, rule or regulation, will be deemed to be part of this Agreement without further action required to be taken by either party to amend this Agreement to effect such change or changes, for as long as such legislation, regulation or rule is in effect.

B.	Applicable Law. The validity of this Agreement and of any of its terms and provisions, as well as the rights and duties of the parties hereunder, shall be interpreted and enforced pursuant to and in accordance with the Laws of the State of Florida.

C.	Attorney Fees; Enforcement Costs. Unless the parties otherwise agree in writing, if any permitted legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs, and other reasonable expenses incurred in connection with maintaining or defending such action or proceeding, as the case might be, including any such attorney’s fees, costs, or expenses incurred on appeal, in addition to any other relief to which such party or parties may be entitled.

D.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, and their permitted assigns, unless otherwise set forth herein or agreed to by the parties in writing.

E.	Confidentiality of Contract Terms and Insured Listings. Provider acknowledges and agrees that the reimbursement rates paid by BCBSF, and other aspects of this Agreement, including, without limitation, any and all membership and/or Provider listings provided to Provider by BCBSF, are competitively sensitive. Provider will not disclose such rates, listings, and other aspects of this Agreement, to third parties, except upon the prior written authorization of BCBSF.

F.	Enforceability. In the event any provision of this Agreement is rendered invalid or unenforceable by a valid Act of Congress or of the Florida Legislature or by any regulation duly promulgated by officers of the United States or of the State of Florida acting in accordance with Law, or declared null and void by any court of competent jurisdiction, the remainder of the provisions of this Agreement shall remain in full force and effect.

G.	Entire Agreement; Signatures Required. This Agreement, which shall be deemed to include all attachments, amendments, exhibits, addenda, and schedules, if any, contains the entire Agreement between the parties. Any prior agreements, promises, negotiations or representations, either Oral or written, relating to the subject matter of this Agreement and not expressly set forth in this Agreement are of no force or effect. This Agreement will be effective and binding on the parties only if the duly authorized signatures of the parties are affixed hereto where indicated on the signature page below, and not otherwise.

H.	Headings. The headings of sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

I.	Limitations on Liability. Although this Agreement contemplates services for Insureds, the parties reserve the right to amend or terminate this Agreement without notice to, or consent of, any such Insured. Subject to the provisions of Section 13 (Insured Non-Liability for Payment), no persons or entities except for BCBSF and Provider are intended to be or are, in fact, beneficiaries of this Agreement; and its existence shall not in any respect whatsoever increase the rights of any Insured or other third party, or create any rights on behalf of any Insured, Provider, or any other third party vis-a-vis either of the parties. Furthermore, nothing in this Agreement shall impose upon BCBSF any obligation to render any health care services. BCBSF shall not be responsible for any act, omission, or default of Provider or of any hospital, physician or other independent contractor, or for any negligence, misfeasance, malfeasance or nonfeasance of Provider or of any other independent contractor. Provider shall not be responsible for any act, omission, or default of BCBSF, or for any negligence, misfeasance, malfeasance, or nonfeasance of BCBSF. No provision of this Agreement shall be deemed to, nor shall, constitute an agreement by either party to indemnify or hold harmless any other person or entity, whether or not a party hereto.

J.	Nondiscrimination. In carrying out their obligations under this Agreement, Provider shall not discriminate against any Insured on a basis of race, color, religion, sex, national origin, age, health status, participation in any governmental program (including Medicare), source of payment, marital status, or physical or mental handicap; nor shall Provider knowingly contract with any person or entity which discriminates against any Insured on any such basis.

K.	Non-Exclusivity. The parties hereby acknowledge that this Agreement is not exclusive, and that each party may freely contract with any other person, firm or entity concerning the subject matter hereof.

L.	Survival of Provisions Upon Termination. Any provision of this Agreement which requires or reasonably contemplates the performance of obligations by either party after the termination of this Agreement shall survive such termination unless otherwise specifically provided herein.

M.	Waiver of Breach. Waiver of a breach of this Agreement shall not be deemed to be a waiver of any other breach and shall not bar any action for subsequent breach thereof.

20.	NOTICES.

Any notices required to be given pursuant to the terms and provisions of this Agreement shall be in writing, postage prepaid, and shall be sent (by certified or registered mail, return receipt requested, or by federal express or other overnight mail delivery for which evidence of delivery is obtained by the sender), to the address or addresses set forth below unless the sender has been otherwise instructed in writing or unless otherwise provided by Law. The notice shall be deemed to be effective on the date indicated on the return receipt or, if no date is so indicated, then on the date of the notice.

To Provider:

At the address shown on page 1 of this Agreement.

TO BCBSF:

Blue Cross and Blue Shield of Florida, Inc.

Attention: Senior Vice President

With a Copy to:

Blue Cross and Blue Shield of Florida, Inc.

Attention: S.V.P., Health Care Services

4800 Deerwood Campus Parkway

Jacksonville, Florida 32246

IN WITNESS WHEREOF, by placing their duly authorized signatures below, the parties hereby execute this Agreement and agree to be bound by its terms.

Effective Date:

Initial Anniversary Date: .

BLUE CROSS AND BLUE SHIELD OF FLORIDA	PROVIDER

/s/ Grant M. Gables
Signature	Signature

Barry Schwartz, M.D.	Grant M. Gables
Name (Typed or Printed)	Name (Typed or Printed)

V.P. Care and Network	V.P. Managed Care
Title	Title

11/7/04
Date Signed	Date Signed